                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
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     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
                                                                    May 15, 1998

Dear Shareholder:

    You are cordially invited to attend the 1998 annual meeting of shareholders that will be held on Tuesday, June 2, 1998 at 10:00 a.m. in New York, New York.

    The Notice and Proxy Statement on the following pages contains details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning Berlitz International, Inc. and its activities. Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the meeting even if you cannot attend. You are urged to sign and return the enclosed proxy card even if you plan to attend the meeting.

    I look forward to personally greeting all shareholders who are able to attend.

                                               [LOGO]

                                          Soichiro Fukutake
                                          CHAIRMAN

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 2, 1998

    Notice is hereby given that the 1998 annual meeting of shareholders (the "Meeting") of Berlitz International, Inc. (the "Company") will be held at the Rihga Royal Hotel, 151 West 54th St., New York, New York 10019 on Tuesday, June 2, 1998 at 10:00 a.m. local time for the following purposes:

    1. To elect five directors to serve for two-year terms until the 2000 annual meeting of shareholders, and to elect one director to serve until the 1999 annual meeting of shareholders;

    2. To approve the increase of the number of shares authorized under the 1996 Stock Option Plan from 377,000 to 503,225 shares;

    2. To ratify the selection by the Board of Directors of the Company of Deloitte & Touche LLP, independent accountants, to audit the Company's consolidated financial statements for 1998; and

    4. To transact such other business as may properly come before the Meeting in connection with the foregoing or otherwise.

    The Board of Directors has fixed the close of business on May 8, 1998 as the record date for the purpose of determining shareholders entitled to notice of and to vote at the Meeting or any postponement or adjournment thereof. A list of such shareholders will be open to the examination of any shareholder during regular business hours for a period of ten days prior to the meeting at the offices of the Company at 400 Alexander Park, Princeton, New Jersey, 08540.

    In order to assure a quorum, it is important that the shareholders who do not expect to attend the Meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope.

                                          By order of the Board of Directors

                                                       [LOGO]

                                          Robert C. Hendon, Jr.

                                          SECRETARY

Princeton, New Jersey

May 15, 1998

                          BERLITZ INTERNATIONAL, INC.
                               400 ALEXANDER PARK
                          PRINCETON, NEW JERSEY 08540

                                PROXY STATEMENT
                      1998 ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 2, 1998

    The enclosed proxy is solicited by the Board of Directors of Berlitz International, Inc. (the "Company") for use at the 1998 annual meeting of shareholders (the "Meeting") to be held at the Rihga Royal Hotel, 151 West 54th St., New York, New York 10019 on Tuesday, June 2, 1998, at 10:00 a.m. local time, and at any postponement or adjournment thereof. The enclosed proxy, properly executed and received by the Company prior to the Meeting, and not revoked, will be voted in accordance with the directions thereon; and if no directions are indicated, the proxy will be voted for each nominee for election as a director, for approval of the increase of the number of shares authorized under the 1996 Stock Option Plan, and for approval of the selection of Deloitte & Touche LLP as independent accountants for the Company for 1998. If any other matter should be presented at the Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto at the discretion of the person or persons holding such proxy. Proxies may be revoked by shareholders at any time prior to the voting of the proxy by written notice to the Company, by submitting a new proxy or by personal ballot at the Meeting.

    As of the close of business on May 8, 1998, the record date for determining shareholders entitled to vote at the Meeting, the Company had outstanding 9,529,788 shares of its $.10 par value common stock (the "Common"). Each share of Common outstanding is entitled to one vote at the Meeting. The first date on which this Proxy Statement and the enclosed form of proxy are being sent to the Company's shareholders is on or about May 15, 1998.

                             ELECTION OF DIRECTORS

    The Board of Directors of the Company presently consists of ten members divided into two classes. At the Meeting, one director will be elected to hold office until the 1999 annual meeting of shareholders as successor to a retiring director, and five directors will be elected to hold office for two-year terms until the 2000 annual meeting of shareholders. All such directors shall hold office for their designated term, or until their successors have been elected and qualified or until their earlier death, resignation or removal. The proxy will be voted in accordance with the directions thereon or, if no directions are indicated, for election of the six directors named below whose election has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote, in their discretion, for a nominee, if any, as may be recommended by the Board of Directors, or the Board of Directors may, in their discretion, reduce the number of directors to eliminate the vacancy.

INFORMATION AS TO OFFICERS AND NOMINEES FOR ELECTION AS DIRECTORS

    The respective ages, positions with the Company, business experience, directorships in other companies and Board committee memberships of the nominees for election and the continuing incumbent directors are set forth below, as of March 2, 1998. All nominees, except for Mr. Takuro Isoda, are currently directors of the Company. There is no family relationship between any of the directors of the Company.

        NOMINEES FOR DIRECTOR TO BE ELECTED FOR TERMS TO EXPIRE IN 2000

HIROMASA YOKOI, 58

    Mr. Yokoi was elected Vice Chairman of the Board and Chief Executive Officer of the Company in February 1993 and additionally was elected President effective on August 31, 1993. Mr. Yokoi has served as a director of Benesse Corporation ("Benesse") (formerly Fukutake Publishing Co., Ltd., and currently a publicly-held company and the beneficial owner of 6,985,338 shares of Common) since June 1992 and Director for Berlitz and North American Sector since April 1994. Prior to that, he served as General Manager of the Overseas Operations Division (formerly the International Division) of Benesse from October 1990 to March 1994 and as General Manager of the President's Office of Benesse from July 1990 to September 1990. Mr. Yokoi also serves on the Board of Directors of La Petite Academy and serves on its compensation committee. Mr. Yokoi has served as a Director of the Company since January 1991. He is currently a member of the Executive Committee and the Nominating Committee.

HENRY D. JAMES, 60

    Mr. James has served as Executive Vice President and Chief Financial Officer of the Company since November 21, 1995, and as its Vice President and Chief Financial Officer from January 1995 to November 1995. He previously served as Vice President and Controller of the Company and its predecessor, Berlitz Languages, Inc. ("Berlitz Languages") since 1981. Mr. James joined Berlitz Languages in 1977 and served as Controller with that company prior to 1981. Mr. James has served as a Director of the Company since November 1995.

EDWARD G. NELSON, 66

    Since January 1985, Mr. Nelson has served as Chairman and President of Nelson Capital Corporation. From 1983 to 1985, he was Chairman and Chief Executive Officer of Commerce Union Corporation. He also serves on the Board of Directors of ClinTrials, Inc., Osborn Communications Corporation, Central Parking System and Advocat, Inc. He is a trustee of Vanderbilt University. Mr. Nelson became a Director of the Company in February 1993. He is currently a member of the Audit Committee, the Compensation Committee, the Disinterested Directors Committee and the Nominating Committee.

ROBERT L. PURDUM, 62

    Mr. Purdum is the retired Chairman of the Board of Armco, Inc. and currently is an independent consultant and partner with American Industrial Partners, a private investment company located in New York and San Francisco. During his Armco career, he served in various positions since first joining Armco in 1962, including Chairman and Chief Executive Officer (November 1990 to December 1993), President and Chief Executive Officer (April 1990 to November 1990), President (October 1986 to April 1990), Chief Operating Officer (February 1985 to October
1986) and Chief Executive Officer-Steel Group (November 1982 to February 1985). Mr. Purdum has also served on the Board of Directors of Holophane Corporation since 1994. In addition, he is a member of the Board of Trustees of Kettering University. Mr. Purdum has served as a Director of the Company since August 1994. He is currently a member of the Audit Committee, the Compensation Committee, the Disinterested Directors Committee and the Nominating Committee.

KAZUO YAMAKAWA, 58

    Mr. Yamakawa has served as a Director of Benesse and has supervised its General Administration and Accounting Departments since June 1995. He also has served as General Manager of Benesse's Accounting Department since January 1996. Since joining Benesse in April 1995, he served as Counselor until June 1995. Prior to that, Mr. Yamakawa served in various positions with The Shokochukin Bank, including

Director (April 1993 to March 1995), General Manager of its Tokyo branch (April 1993 to March 1995), General Manager of its International Department (October 1991 to March 1993) and General Manager of its New York Branch (April 1988 to September 1991). Mr. Yamakawa became a Director of the Company in May 1996.

TAKURO ISODA, 62

    Mr. Isoda has been nominated by the Nominating Committee of the Board of Directors to succeed Mr. Aritoshi Soejima, who will be retiring as a Director of the Company. Mr. Isoda has served as Chairman of Nippon Investment & Finance Co. Ltd. since June 1994, and previously served as its President from January 1990 to May 1994. Prior thereto, Mr. Isoda served in various positions with Daiwa Securities since first joining that company in 1959, including, most recently, Chairman & CEO of Daiwa Securities of America, Inc., New York (January 1985 to January 1990), and Senior Managing Director of Daiwa Securities Co., Ltd., Tokyo (December 1988 to January 1990). Mr. Isoda currently serves on the boards of the New Business Conference, Tokyo (as Director); The Japan Academic Society for Venture and Entrepreneur, Tokyo (as Director); and Americans for Indian Opportunity, New Mexico (as International Advisor). Mr. Isoda has been nominated to be a member of the Audit Committee, the Compensation Committee and the Disinterested Directors Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE SIX DIRECTORS
  NAMED ABOVE.

       INCUMBENT DIRECTORS--TERMS EXPIRE IN 1999 (UNLESS OTHERWISE NOTED)

SOICHIRO FUKUTAKE, 52

    Mr. Fukutake has served as Chairman of the Board of the Company since February 1993. Mr. Fukutake joined Benesse in 1973, and since May 1986 has served as its President and Representative Director. He also serves on the Board of Directors of a number of companies, private foundations and associations in Japan. Mr. Fukutake became a Director of the Company in February 1993. He is currently a member of the Executive Committee and the Nominating Committee.

MANUEL FERNANDEZ, 61

    Mr. Fernandez has served as Executive Vice President and Chief Operating Officer, Worldwide Language Instruction of the Company since January 1, 1995. Prior thereto, he was Executive Vice President, Language Services of the Company from September 1993 to January 1995. He previously served as Vice President, European Operations of the Company and its predecessor, Berlitz Languages, from January 1983 to September 1993. Mr. Fernandez was first employed by Berlitz Languages in 1963 and served in various positions until becoming Vice President in 1983. Mr. Fernandez has served as a Director of the Company since July 1993. He is currently a member of the Executive Committee.

ROBERT MINSKY, 53

    Mr. Minsky has served as Executive Vice President, Corporate Planning and Marketing of the Company since August 1, 1997. Prior thereto, he served as Executive Vice President and Chief Operating Officer, Translations and Publishing of the Company from January 1, 1995 to December 31, 1997, as Executive Vice President, Translations of the Company from October 1, 1993 to January 1995, and as Chief Financial Officer of the Company from November 1990 to January 1995. From November 1990 to October 1993, he also served as Vice President. Mr. Minsky has served as a Director of the Company since April 1991. He is currently a member of the Executive Committee.

SUSUMU KOJIMA, 55

    Mr. Kojima has served as Executive Vice President, Asia Division of the Company since January 1, 1996. Prior thereto, he served as Executive Vice President, Corporate Planning from September 1993 to December 1995, and as Senior Vice President, Corporate Planning of the Company from February 1993 to September 1993. Mr. Kojima has served as a Director of Benesse since March 1993. Prior to that, he was Joint General Manager of the Business Development Department of The Industrial Bank of Japan, Limited ("I.B.J.") from June 1991 to February 1993. Between November 1987 and June 1991, he served as Senior Deputy General Manager, Industrial Research Department of I.B.J. after having served as Chief Representative of I.B.J.'s Washington Representative Office from September 1983. Mr. Kojima was elected as a Director of the Company in February 1993. He is currently a member of the Executive Committee.

ARITOSHI SOEJIMA, 71

    Mr. Soejima served as Senior Counselor of Benesse from December 1980 until his appointment as a member of the Disinterested Directors and Compensation Committees of the Company. From 1950 to 1981, Mr. Soejima served in various positions with the Japanese government (including the Ministry of Finance) and multilateral financial institutions (including the World Bank and International Monetary Fund). Mr. Soejima also currently serves as Director and Counselor of Capital International Company, Ltd. and as special advisor to the Board of Directors of the Nippon Fire & Marine Insurance Company, Ltd. In addition, he served, until his retirement on March 24, 1998, as Chairman of Osaka, Tokyo Bay, Nagoya Hilton Company, Ltd. Further, Mr. Soejima serves on the Board of Directors of a number of companies, private foundations and associations in Japan. Mr. Soejima became a Director of the Company in February 1993. Mr. Soejima is currently a member of the Audit Committee, the Compensation Committee and the Disinterested Directors Committee. Mr. Soejima will retire from the Board effective upon the election of his successor at the 1998 Annual Meeting of Shareholders.

1997 BOARD OF DIRECTORS MEETINGS, COMMITTEES AND FEES

    During 1997, the Board of Directors of the Company met in person four times, participated in two telephonic meetings and took two actions by unanimous written consent.

    In 1997, the Board of Directors had standing Executive, Audit, Disinterested Directors, and Compensation Committees, as well as a Special ELS Acquisition Committee. Effective December 9, 1997, the Company created a standing Nominating Committee.

    The Executive Committee, during the intervals between meetings of the Board of Directors, may, with certain exceptions, exercise the powers of the Board of Directors. The Executive Committee did not meet during 1997.

    The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits. The Audit Committee reviews the terms of all agreements between the Company and its affiliates. The Audit Committee meets with management and with the Company's internal auditors and independent auditors to review matters relating to the quality of financial reporting and internal accounting control, including the nature, extent and results of their audits, and otherwise maintains communications between the Company's independent auditors and the Board of Directors. The Audit Committee met three times during 1997.

    The Disinterested Directors Committee reviews and monitors all matters affecting the relationship between the Company and Benesse Corporation ("Benesse") and its affiliates. During 1997, the Disinterested Directors Committee met in person two times, participated in one telephonic meeting, and took action by unanimous written consent 2 times.

    The Compensation Committee reviews performance of corporate officers, establishes overall employee compensation policies and recommends to the Board of Directors major compensation programs. The Compensation Committee also reviews and approves salary arrangements and other remuneration for executive officers of the Company and is responsible for review of certain employee benefit plans. The Compensation Committee oversees and approves grants of stock options and other stock-based awards pursuant to the 1989 and 1996 Stock Option Plans (individually, the "1989 Stock Option Plan" and the "1996 Stock Option Plan", and collectively, the "Stock Option Plans") and the Company's Non-Employee Directors Stock Plan (the "Directors' Stock Plan"). The Committee also administers the 1993 Short-Term Executive Incentive Compensation Plan (the "Short-Term Incentive Plan"), and the 1996 New Long-Term Executive Incentive Compensation Plan (the "New LTIP"), which replaced the 1993 Long-Term Executive Incentive Compensation Plan (the "Old LTIP"), and approves awards and discretionary bonuses under these plans. No member of the Compensation Committee is eligible to participate in the Stock Option Plans or the Short-Term Incentive Plan, except for a special grant on December 9, 1997 of 500 options to each Director. During 1997, the Compensation Committee met two times and participated in telephonic meetings one time.

    The Special ELS Acquisition Committee was formed for the purpose of independently reviewing and monitoring all matters related to the acquisition of ELS Educational Services, Inc. and the related refinancing of the Company's long-term debt. During 1997, the Special ELS Acquisition Committee participated in two telephonic meetings.

    The Nominating Committee was formed to nominate Directors and to consider possible successors to senior executives.

    The Company's standard retainer payable to each director who is not an employee of the Company or any of its affiliates was increased from $30,000 per annum in 1997 to $35,000 per annum in 1998, plus expenses, with an additional $2,000 for each Committee meeting attended in person and $1,000 for each meeting participated in by telephone. No fees are paid for actions taken by unanimous written consent. Only those directors who are also full-time employees of the Company or any of its affiliates are eligible to participate in the health benefit plan maintained by the Company. Directors employed by the Company or any of its affiliates receive no compensation in consideration of their duties as directors. The outside directors earned an aggregate of approximately $143,000 as cash compensation for their services during 1997.

    The Company has entered into indemnification agreements with each director pursuant to which the Company agreed to pay any amount such director becomes obligated to pay as a result of any claims made against such director because of any alleged act, omission, neglect or breach of duty which he commits while acting in his capacity as a director and solely because of his being a director, subject to limitations imposed by the New York Business Corporation Law ("NYBCL").

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the number of outstanding shares of Common beneficially owned as of March 2, 1998 by each director, nominee, the Company's chief executive officer during the fiscal year ended December 31, 1997, the four most highly compensated executive officers of the Company at December 31, 1997 and all officers and directors as a group who served at December 31, 1997. If not mentioned by name, no individual in the categories described above beneficially owned any shares of Common as of March 2, 1998. No security set forth in the third column of the following table reflects an amount as to which the beneficial owner has joint voting or investment power.

                                                                                        AMOUNT AND
                                                                                        NATURE OF
TITLE OF                                      NAME OF                                   BENEFICIAL     PERCENT
CLASS                                    BENEFICIAL OWNER                               OWNERSHIP     OF CLASS
-------------  ---------------------------------------------------------------------  --------------  ---------
Common         Soichiro Fukutake                                                           6,985,338(1)     73.30%
Common         Manuel Fernandez                                                                8,745          -
Common         Robert Minsky                                                                   2,857          -
Common         Henry D. James                                                                  7,672          -
Common         Edward G. Nelson                                                                1,500(2)         -
Common         Robert L. Purdum                                                                2,000          -
Common         All Officers and Directors as a Group (15 in number)                        7,027,746      73.75%

    To the best of registrant's knowledge, there are no events of delinquent filing requiring disclosure under Item 405 of Regulation S-K.

------------------------

(1) Soichiro Fukutake is the President, Representative Director and principal shareholder of Benesse Corporation, which is the beneficial owner of these shares of Common. See "Security Ownership of Certain Beneficial Owners."

(2) An additional 1,000 shares of Common, for which Mr. Nelson has disclaimed ownership, are owned by Mr. Nelson's wife.

-  Less than 1%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth the ownership by each person or group known by the Company to own beneficially more than 5% of Common:

TITLE OF                                  NAME AND ADDRESS OF                                               PERCENT
CLASS                                      BENEFICIAL OWNER                                 OWNERSHIP      OF CLASS
-------------  -------------------------------------------------------------------------  --------------  -----------
Common         Benesse Corporation 3-17-17 Minamigata Okayama-shi 700, Japan                   6,985,338(1)      73.30%
Common         Dimensional Fund Advisors, Inc 1299 Ocean Avenue, 11th Floor Santa                508,672(2)       5.34%
                 Monica, CA 90401

------------------------

(1) Fukutake Publishing Co., Ltd. changed its name to Benesse Corporation on April 1, 1995. As of March 2, 1998, 6,972,138 shares of Common are held by Fukutake Holdings (America), Inc., a wholly owned subsidiary of Benesse, and 13,200 shares of Common are held directly by Benesse. Soichiro Fukutake is the President, Representative Director and principal shareholder of Benesse.

(2) This information is taken from the Schedule 13G, dated February 9, 1998, filed by Dimensional Fund Advisors, Inc. ("Dimensional") with the Securities and Exchange Commission. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of these 508,672 shares of Common at December 31, 1997, all of which are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following Summary Compensation Table sets forth the compensation awarded to, earned by or paid to the Chief Executive Officer ("CEO") and certain executive officers (collectively, the "Named Executive Officers") during the fiscal years ended December 31, 1997, 1996 and 1995 for services rendered in all capacities to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                                                                 COMPENSATION
                                                                    ANNUAL COMPENSATION               (3)
                                                            -----------------------------------  -------------
                                                                                      OTHER        AWARDS OF
                                                                                     ANNUAL        OPTIONS/       ALL OTHER
NAME AND                                                     SALARY      BONUS    COMPENSATION       SARS       COMPENSATION
PRINCIPAL POSITION                                 YEAR        ($)        ($)        ($) (2)          (#)          ($) (4)
-----------------------------------------------  ---------  ---------  ---------  -------------  -------------  -------------

Hiromasa Yokoi.................................  1997 1996    499,052    202,200  65,730 60,469  46,220 None    10,390 9,750
Vice Chairman of the Board,                           1995    480,000     84,000       55,200           None          9,750
CEO and President                                             444,800    180,000

Manuel Fernandez...............................  1997 1996    251,908     65,000   23,671 990    20,300 None    10,400 9,750
Executive Vice President and                          1995    240,000     40,900        1,312           None          9,750
Chief Operating Officer,                                      224,800     51,000
Worldwide Language Instruction

Robert Minsky..................................  1997 1996    240,000     35,000  926 874 None   20,300 None    10,400 9,750
Executive Vice President and                          1995    240,000     10,000                        None          9,750
Chief Operating Officer,                                      227,900     80,000
Translations and Publishing

Susumu Kojima..................................  1997 1996    229,500     --      65,000 65,000  18,320 None      None None
Executive Vice President,                             1995    225,000      8,700       42,000           None          9,750
Asia Division                                                 210,000     25,200

Henry D. James (1).............................  1997 1996    218,335     75,300  826 771 None   20,300 None    10,334 9,750
Executive Vice President and                          1995    210,000     32,000                        None          9,750
Chief Financial Officer                                       182,300     51,000

------------------------

(1) Mr. James' 1996 percentage increase in base salary was due in part to the additional responsibilities he assumed as a result of his promotion to Executive Vice President.

(2) Other Annual Compensation for Mr. Yokoi and Mr. Kojima primarily represents monthly housing allowances. For Mr. Fernandez, this column includes relocation expense reimbursements of $22,600 in 1997.

(3) The column designated by the SEC to report Long-Term Incentive Plan Payouts has been excluded because no payouts have been made in 1995, 1996 or 1997 under the Company's long-term incentive plans, as discussed in the Compensation Committee report under "Long-Term Executive Incentive Compensation Plan". The column designated by the SEC to report Restricted Stock Awards has been excluded because the Company made no awards of restricted stock to the Named Executive Officers during any portion of fiscal years 1995, 1996 or 1997. There were no Common restricted shares outstanding at December 31, 1997.

(4) The amounts reported in this column for the fiscal year 1997 include a contribution of approximately $4,800 made by the Company for the account of each Named Executive Officer pursuant to the thrift portion (the "401(k) Plan") of the Berlitz Retirement Savings Plan (the "Retirement Savings Plan"). The amounts reported also include a contribution of approximately $5,600 made by the Company for the account of each Named Executive Officer pursuant to the retirement portion (the "Pension Plan") of the Retirement Savings Plan.

PENSION PLAN TABLE

    The Company's Supplemental Executive Retirement Plan ("SERP"), effective January 1, 1996, is a defined benefit plan which currently provides retirement income/disability retirement benefits, retiree medical benefits and death benefits to certain designated executives and their designated beneficiaries. The following table shows the estimated annual retirement income/disability retirement benefits (assuming payments made on the normal life annuity) payable upon retirement at age 60 to a participant in specified compensation and years of service classifications.

                                                                  YEARS OF SERVICE
                                                  ------------------------------------------------
                                                    INITIAL
                                                  PARTICIPANT
                                                  (HEREINAFTER
                                                   DEFINED)          ALL OTHER PARTICIPANTS
                                                  -----------  -----------------------------------
COMPENSATION                                       5 OR MORE       5           10      15 OR MORE
------------------------------------------------  -----------  ----------  ----------  -----------

$100,000........................................   $  30,000   $   10,000  $   20,000   $  30,000

150,000.........................................      45,000       15,000      30,000      45,000

200,000.........................................      60,000       20,000      40,000      60,000

250,000.........................................      75,000       25,000      50,000      75,000

300,000.........................................      90,000       30,000      60,000      90,000

400,000.........................................     120,000       40,000      80,000     120,000

550,000.........................................     165,000       55,000     110,000     165,000

750,000.........................................     225,000       75,000     150,000     225,000

    Under the SERP, monthly benefits are available to any participant who retires at age 60 or above, with at least 5 years of service with the Company. The retirement income/disability retirement benefits are based on a percentage of an average monthly salary (calculated on the base salary and short-term bonuses paid over the last 36 months of employment) and will be paid to the retired participant for life, with 50% of such benefit paid to the participant's surviving spouse for life upon the retired participant's death. Such percentage for participants designated as of January 1, 1996 ("Initial Participants") is 30%. For future participants, such percentage will be 2% (or such other percentage as the Board of Directors may determine) multiplied by years of service, not to exceed 30%. The Company will also provide each retired participant and their surviving spouse with medical coverage for both of their lives. If a participant with at least 5 years of service dies before retirement, the participant's designated beneficiary will receive, in lieu of the above-mentioned benefits, a one-time payment equal to the participant's base salary projected to age 65 at a 4% annual increase. Awards under the SERP are not subject to deduction for Social Security or other offset amounts, except to the extent of any disability benefits payable under the Company's long-term disability insurance policy. The Company intends to fund the SERP through a combination of funds generated from operations and life insurance policies on the participants.

    The Named Executive Officers, all of whom are Initial Participants, will each have at least 5 years of service at age 60. The compensation covered under the SERP for each of the Named Executive Officers is shown under the "Salary" and "Bonus" columns of the Summary Compensation Table.

    Mr. Fukutake, the Chairman of the Board, was previously a participant in the SERP. Since he does not receive a salary from the Company, the SERP benefits were based on an imputed salary determined by the Company's Board of Directors. On April 17, 1997, the Disinterested Directors and Compensation Committees of the Company's Board of Directors approved the issuance on June 30, 1997 of 50,000 non-qualified stock options to Mr. Fukutake, in exchange for the relinquishment of all future benefits under the SERP.

OPTION/SAR GRANTS IN FISCAL YEAR 1997

    The following awards were made pursuant to the 1996 Stock Option Plan (hereinafter defined). See the "Compensation Committee Report" for a further description.

                                                             NUMBER OF
                                                            SECURITIES     % OF TOTAL                                 GRANT
                                                            UNDERLYING       OPTIONS                                   DATE
                                                              OPTIONS      GRANTED TO      EXERCISE                  PRESENT
                                                   GRANT      GRANTED     EMPLOYEES IN       PRICE     EXPIRATION   VALUE ($)
NAME                                               DATE         (#)        FISCAL YEAR      ($/SH)        DATE         (1)
-----------------------------------------------  ---------  -----------  ---------------  -----------  -----------  ----------

Hiromasa Yokoi                                     6/30/97  45,720 500          12.24%     $ 24.9375      6/29/04   $  336,956
                                                   12/9/97                       0.13        26.5625      12/8/04        4,215

Manuel Fernandez                                   6/30/97  19,800 500      5.30 0.13        24.9375      6/29/04      145,926
                                                   12/9/97                                   26.5625      12/8/04        4,215

Robert Minsky                                      6/30/97  19,800 500      5.30 0.13        24.9375      6/29/04      145,926
                                                   12/9/97                                   26.5625      12/8/04        4,215

Susumu Kojima                                      6/30/97  17,820 500      4.77 0.13        24.9375      6/29/04      131,333
                                                   12/9/97                                   26.5625      12/8/04        4,215

Henry D. James                                     6/30/97      17,820      4.77 0.66        24.9375      6/29/04      131,333
                                                   12/9/97       2,480                       26.5625      12/8/04       20,906

------------------------

(1) The fair value of each option grant during 1997, as set forth in the following table, is estimated on the date of grant using the Black-Scholes option pricing model, with the following assumptions:

                                                                         JUNE 1997     DECEMBER
                                                                           GRANT      1997 GRANT
                                                                        -----------  -------------

Weighted average assumptions used to estimate fair value:

  Dividend yield......................................................        0.00%         0.00%

  Expected volatility.................................................       22.00%        21.00%

  Risk free interest rate.............................................        6.08%         5.88%

  Expected lives in years.............................................        4.25           5.0

Fair value of each option granted.....................................   $    7.37     $    8.43

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
  ARRANGEMENTS

    The Company has a severance agreement with Robert Minsky which provides that if Mr. Minsky is terminated other than for cause, he is to be paid one year's severance at his then current annual base salary plus a prorated amount of the award under the Company's Short-Term Incentive Plan to which he would have been entitled for such year and the continuation of certain other benefits.

    The Company is a party to indemnification agreements with each director and executive officer pursuant to which the Company agrees to pay, subject to limitations imposed by the NYBCL, any amount such director or executive officer becomes obligated to pay as a result of any claims made against such director or executive officer because of any alleged act or omission or neglect or breach of duty which he commits while acting in his capacity as a director or executive officer, as the case may be.

               COMPENSATION COMMITTEE REPORT FOR FISCAL YEAR 1997

    The Compensation Committee of the Board of Directors reviews and determines the compensation of the Company's executive officers. It also reviews and approves any employment, severance or similar agreements for executive officers. The Committee determines the amount, if any, of the Company's contributions pursuant to the Retirement Savings Plan, and oversees and approves grants of stock options and other stock-based awards pursuant to the Stock Option Plans and the Directors' Stock Plan. The Committee also administers the Short-Term Incentive Plan and the New LTIP (which has replaced the Old LTIP) and approves awards and discretionary bonuses under each of such plans.

    The Company seeks to compensate executive officers at levels competitive with other companies with similar annual revenues and to provide incentives for superior individual and corporate performance. Salaries are set to correspond to the mid-range of salaries paid by competitive companies. In setting compensation, the Company compares itself with companies with similar annual revenues rather than with industry peers because the Company is the only publicly-held language instruction company.

    The key components of executive officer compensation are base salary, cash bonuses, and awards pursuant to incentive-based plans. The Committee attempts to combine these components in such a way to attract, motivate and retain key executives critical to the long-term success of the Company. A discussion of the various components of executive compensation for the fiscal year 1997 follows.

BASE SALARY

    Each executive officer receives a base salary, with the potential for annual salary increases based largely on merit from prior annual performance.

    The proposed annual compensation of Company employees was discussed at Compensation Committee meetings held in 1997 and 1996. Base salary recommendations were made by management of the Company for the Committee to approve. After review and consideration by the Committee of management's recommendations, the Committee approved base salary adjustments for executive officers considering individual and Company performance. Such adjustments averaged 3.3% for each of 1997 and 1998. The criteria used to evaluate Company performance were sales and earnings figures, and return on equity. The Committee believes that all such criteria were accorded equal weight.

BONUSES

    In 1993, the Committee approved the Short-Term Incentive Plan, commencing with the 1993 calendar year, pursuant to which each executive officer is eligible for an annual bonus based upon the officer's present employment position, individual performance, and, through 1994, the total Company's performance compared to earnings goals. In 1995, the Committee amended the Short-Term Incentive Plan so that Division Vice Presidents would receive 1995 and subsequent years' awards based on 60% of divisional performance and 40% of total Company performance. The Committee believes that individual performance and Company performance are given approximately equal weight. The Short-Term Incentive Plan also permits the Committee to award discretionary cash awards to employees, who may or may not be participants under the Short-Term Incentive Plan, subject to those terms and conditions as the Committee shall determine in its sole discretion.

    At its February 1998 meeting, the Committee approved, after discussion, 1997 bonuses for executive officers under the Short-Term Incentive Plan. Such bonuses that accrued for 1997 ranged up to 41% of each executive officer's base salary. The Committee also approved a discretionary special bonus proposal for certain executive officers, recommended by management based upon exceptional individual performance. Such special bonuses that accrued for 1997 for such executive officers ranged from 2.6% to 10% of their total salary.

STOCK OPTIONS AND RESTRICTED STOCK

    The 1989 Stock Option Plan provides for the award of stock options, restricted stock and other stock-based awards to senior management of the Company. Grants under this plan are intended to provide executives with the promise of longer-term rewards which appreciate in value with favorable future performance of the Company. In determining grants of stock options and restricted stock, the Compensation Committee reviews individual performance and Company performance. The criteria used to evaluate Company performance include sales and earnings figures, and return on equity. The Committee believes that all such criteria are accorded equal weight. The Committee did not approve, and the Company did not make, any grants of stock options, restricted stock, or any other stock-based award under the 1989 Stock Option Plan in 1996, and there are no outstanding option grants under this plan.

    In September 1996, the Company adopted, subject to shareholder approval which was obtained in 1997, the 1996 Stock Option Plan, which, together with the New LTIP (hereinafter discussed), replaced the Company's then existing Old LTIP. The 1996 Stock Option Plan authorizes the issuance of options to directors and key executive employees of the Company. The total number of shares for which options may be granted is 377,000. The Company granted 327,200 of these options on June 30, 1997 at an exercise price of $24.9375 and 49,120 options on December 9, 1997 at an exercise price of $26.5625. Such exercise prices were based on the closing market price of the Company's Common on the New York Stock Exchange on the date of grant.

LONG-TERM EXECUTIVE INCENTIVE COMPENSATION PLANS

    In 1993, the Committee approved the Old LTIP, effective January 1, 1994, pursuant to which the Chairman of the Board, officers and certain key employees were eligible to receive, for each performance unit granted to the individual by the Committee, cash awards based on Company performance and common stock price results over a five year period ending on December 31, 1998. The plan was instituted to, among other things, provide executives with a direct economic interest in meeting long-term business objectives. Performance units were granted by the Committee to each participant in its discretion. Criteria used to evaluate Company performance were earnings and sales figures. For each performance unit granted by the Committee, each participant was to receive a cash award based on Company performance during 1998 and the Company's common stock price on December 31, 1998. The Old LTIP also contained provisions governing such awards in the event of a change of control of the Company or a "going private" transaction with Benesse or its affiliates.

    In September 1996, the Committee adopted the New LTIP, which together with the 1996 Stock Option Plan, replaced the Old LTIP. The New LTIP provides for potential cash awards in 1999 to key executive employees and the Chairman of the Board of the Company if certain sales and earnings goals are met for the year ended December 31, 1998. Common stock price does not impact potential awards, which may not exceed $5.0 million in the aggregate. While the New LTIP's minimum threshold for potential awards is lower than under the Old LTIP, the Old LTIP did not contain a limitation on maximum awards.

OTHER COMPENSATION

    The executive officers also are eligible to participate in the Pension Plan. The Pension Plan provides for the Company to make regular contributions based on salaries of eligible employees. During 1997, pursuant to the plan documents, the Company continued to contribute 3.5% of eligible employees' respective base salary to the Pension Plan. During 1997, the Company also continued to provide matching contributions under the 401(k) Plan to all domestic employees up to a maximum of 3% of the employee's salary.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Hiromasa Yokoi's base salary for 1997 was $499,000, and he also earned a bonus of $202,200 for 1997 under the Short-Term Incentive Plan. The Compensation Committee approved and ratified the compensation paid to Mr. Yokoi for fiscal year 1997 based on Mr. Yokoi's business experience and familiarity with the Company, and his responsibilities to guide, among other things, the Company's daily affairs and the Company's long-term strategic plan in a global marketplace. The Company's 1997 performance was taken into consideration in determining Mr. Yokoi's 1997 compensation package. The Committee believes that Mr. Yokoi's 1997 compensation package was in line with compensation packages of chief executive officers of other companies with similar annual revenues.

TAX LEGISLATION

    The Committee has reviewed regulations issued by the U.S. Internal Revenue Service which limit deductions for certain compensation in excess of $1 million annually paid to executive officers of public companies. Based on present levels of compensation, the Company does not anticipate the loss of deductibility for any compensation paid over the next year.

COMPENSATION COMMITTEE MEMBERSHIP

    During 1997, the Compensation Committee consisted of Edward G. Nelson, Robert L. Purdum and Aritoshi Soejima. All of the views expressed by the Compensation Committee in 1997 may not have been the views of each member of the Compensation Committee individually. However, all decisions affecting compensation were approved by all of the members of the Compensation Committee.

                  Compensation Committee for Fiscal Year 1997

                                Edward G. Nelson

                                Robert L. Purdum

                                Aritoshi Soejima

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As discussed above, during 1997 and at March 2, 1998, the Compensation Committee consisted of Edward G. Nelson, Robert L. Purdum and Aritoshi Soejima. None of these committee members were officers of the Company or any of its subsidiaries during 1997 or any previous year.

    Mr. Fukutake serves as the Chairman of the Board of the Company. In addition to his role in presiding over board meetings, Mr. Fukutake is actively involved in creating and monitoring strategies for the Company's global growth. In consideration of the significant time and effort spent by Mr. Fukutake in monitoring long-term strategies for the Company, apart from his duties as Chairman of the Board, the Compensation Committee (with Mr. Fukutake absent), upon recommendation of management and after discussion, approved the following at various meetings held in 1993, 1995, 1996 and 1997: i) the 1993 inclusion of Mr. Fukutake as a participant in the Long-Term Incentive Plan; ii) the 1995 inclusion of Mr. Fukutake as a participant in the SERP and the 1995 granting of additional performance units to Mr. Fukutake under the Long-Term Incentive Plan; iii) the 1996 inclusion of Mr. Fukutake in the 1996 Stock Option Plan; and iv) the 1997 issuance of an additional 50,000 options under the 1996 Stock Option Plan to Mr. Fukutake in exchange for his complete relinquishment of benefits under the SERP.

    Aritoshi Soejima previously served as an advisor to Benesse. He resigned such position prior to his appointment as a Disinterested Director and a member of the Compensation Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Kazuo Yamakawa currently serves as the Benesse nominee on the Board of Directors of the Company pursuant to the acquisition by Benesse in January 1991 of a 20% interest in Berlitz Japan, Inc. ("Berlitz-Japan"), a subsidiary of the Company.

    On December 9, 1992, the Company and Benesse entered into a merger agreement pursuant to which Benesse agreed to acquire, through a merger of the Company with an indirect wholly owned U.S. subsidiary of Benesse (the "Merger"), approximately 6.7 million shares of the Common. Additionally, on April 29, 1997, the Company agreed to sell to Fukutake Holdings (America), Inc., a wholly owned subsidiary of Benesse, 250,000 shares of the Company's Common at $24.44 per share, the average market price for the ten days ended on April 29, 1997. This private placement exempt from registration under the Securities Act of 1933 was closed on May 12, 1997. Following this private placement, Benesse beneficially owned 6,985,338 shares, which represents 73.3%, of the 9,529,788 shares of Common outstanding at December 31, 1997. Public shareholders of the Company held the remaining outstanding Common. Mr. Soichiro Fukutake is the President, Representative Director and principal shareholder of Benesse.

    In September 1994, the Company borrowed $20.0 million from a U.S. subsidiary of Benesse, as evidenced by a subordinated promissory note (the "U.S. Note") bearing interest at a rate of 6.93% per annum. Berlitz-Japan also borrowed Y1.0 billion (approximately $10.1 million) from Benesse as evidenced by an interest-free subordinated promissory note (the "Japan Note"). In March 1996, the Company received the proceeds of an additional $6.0 million subordinated promissory note payable to a U.S. subsidiary of Benesse (the "FHAI Note"), bearing interest at a rate of the six month LIBOR plus 1% per annum, reset semi-annually. Such notes, (collectively, the "Benesse Notes") mature on the earlier of June 30, 2003 or twelve months from the date that all payment obligations under the Company's August 28, 1997 credit agreement (the "Bank Facility") have been satisfied. To the extent that interest payments on the U.S. or FHAI Notes are not permitted while any amounts remain outstanding under the Bank Facility, such accrued interest will roll over semiannually into the note principal. The Company recorded $2.1 million in interest expense on the Benesse Notes in 1997.

    The Benesse Notes rank PARI PASSU with one another and are subordinate in rights of payment to debt under the Bank Facility, including the currency coupon swap agreements. Payment obligations under the U.S. Note are guaranteed by the Company and its significant U.S. subsidiaries, subject to senior guarantees of the Bank Facility. The Company and its significant U.S. subsidiaries have also executed a guarantee of payment obligations under the Japan Note, effective as of the day following the date upon which all payment obligations under the Bank Facility are satisfied.

    The Company and Benesse maintain a joint Directors and Officers ("D&O") insurance policy covering acts by directors and officers of both Benesse and the Company. Consequently, the premium on the D&O policy is allocated 60% to Benesse and 40% to the Company, except for, in 1997, the premium for entity coverage which benefited the Company only and was allocated 100% to the Company, resulting in a total D&O allocation of 57% to Benesse and 43% to the Company for 1997. Since May 1995, the Company has also maintained a stand-alone Employment Practices Liability ("EPL") insurance policy covering the Company, its officers and directors (including the Benesse directors who are also directors of the Company). The premium on the EPL policy is allocated 30% to Benesse and 70% to the Company.

    The Company and Benesse participated in certain other joint business arrangements during 1997, in the ordinary course of business, including the following:

- Pursuant to extended industrial block contracts dated July 24, 1997 and August 6, 1996, Berlitz-Japan provided lessons to Benesse at its standard rate for prepaid industrial lessons which was approximately 20% below the rate charged for individual instruction. Revenues under these contracts aggregated 27,950,000 Yen (approximately $231,000 at an average 1997 exchange rate of Y121.13).

- The Company's subsidiary, Berlitz Franchising Corporation, entered into a standard franchise agreement dated July 30, 1997 with the Okayama Language Center, Inc., a corporation formed by Benesse and the Okayama Institute of Languages, the latter being controlled by Mr. Fukutake's sister-in-law.

- On June 30, 1997, the Company granted 100,250 stock options to Mr. Fukutake at an exercise price of $24.9375, equal to the closing price of the Company's common stock on the New York Stock Exchange on the date of grant. 50,000 of these options had been granted in exchange for the complete relinquishment by Mr. Fukutake of all benefits under the Company's Supplemental Executive Retirement Plan ("SERP").

- Pursuant to a services agreement, Benesse periodically offered its customers language and homestay programs arranged and operated by the Company's specialty instruction program, Berlitz Study Abroad-Registered Trademark-. Benesse also periodically offered its customers language study and homestay programs arranged and operated by Berlitz on Campus-Registered Trademark-, another of the Company's specialty instruction programs. The Company and Benesse also participated in certain other joint business arrangements in the ordinary course of business, none of which had a material effect on the financial statements.

    Management believes that the Company has entered into all such agreements on terms no less favorable than it would have received in an arms-length transaction with independent third parties. Each of the transactions with Benesse entered into after the Merger was approved by the Disinterested Directors Committee.

                               PERFORMANCE GRAPHS

    The following graphs set forth the Company's total shareholder return as compared to the S&P 400 Industrial Index and a peer group index (described below) over a five-year period, beginning on December 31, 1992, and ending on December 31, 1997. The total shareholder return assumes $100 invested at the beginning of the period in the Company's common stock, the S&P 400 Industrial Index and the peer group index. It also assumes reinvestment of all dividends.

    As the Company is the only publicly-held language instruction company, there are no directly comparable companies. Therefore, the Company has created a peer group index of selected publicly-held companies in the educational services and educational publishing industries. The companies included in this peer group are: ITT Educational Services, Inc. (a leading proprietary provider of technical post secondary degree programs in the U.S.); Education Management Corporation (among the largest providers of proprietary post-secondary education in the U.S. offering degree and non-degree programs in the areas of design, media arts, culinary arts, fashion and paralegal studies); and three educational publishing companies: Houghton Mifflin, John Wiley & Sons and McGraw-Hill, Inc. While none of these companies are directly comparable to the Company, the Company believes they come under either the same broad rubric of education-related activities as the Company.

    ITT Educational Services, Inc. has been publicly traded since December 1994, and Education Management Corporation has been publicly traded since October 1996. For purposes of creating the peer group index, these two companies have been given a market capitalization weighting of zero for those periods prior to their initial public trading dates.

    ITT Educational Services, Inc. and Education Management Corporation replace Flightsafety International and National Education Corporation, two companies which were included in the Company's peer group in prior years, but which are no longer publicly traded in 1997.

                           COMPARISON OF STOCK PRICES
           BERLITZ INTERNATIONAL, INC., THE S&P 400 INDUSTRIAL INDEX
                              AND PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           INDEXED SHARE PRICES

                        Berlitz    S&P 400 Index   Peer Group Index
1992                       $100             $100               $100
1993                     $63(1)             $106               $111
1994                        $59             $108               $107
1995                        $75             $142               $137
1996                        $93             $171               $141
1997                       $121             $221               $225

                                                             1992       1993       1994       1995       1996       1997
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Berlitz..................................................  $     100  $      63(1) $      59 $      75 $      93  $     121
S & P 400 Index..........................................  $     100  $     106  $     108  $     142  $     171  $     221
Peer Group Index.........................................  $     100  $     111  $     107  $     137  $     141  $     225

------------------------

(1) As a result of the Merger (hereinafter defined), each share of the Company's common stock outstanding prior to the Merger ("Old Common") was converted into the right to receive i) $19.50, ii) 0.165 share of new common stock of the Company ("Common"), iii) $1.48, representing the net proceeds from the disposition of the Company's claims on promissory notes from Maxwell Communications and certain of its affiliates (the "Maxwell Notes"), and iv) $0.01, representing consideration paid for the redemption of each right under a shareholders rights agreement (the "Rights Agreement"). Immediately following the Merger, 10,033,013 shares of Common were outstanding. Prior to the Merger, 19,075,584 shares of Old Common were outstanding.

           APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES AUTHORIZED
                   UNDER THE COMPANY'S 1996 STOCK OPTION PLAN

DESCRIPTION OF THE 1996 STOCK OPTION PLAN

    The 1996 Stock Option Plan (hereinafter referred to as the "Plan"), which was approved by the Company's shareholders at the 1997 Annual Meeting of Shareholders, authorizes the issuance of non-qualified stock options to directors, officers and key employees of the Company. (See "Outstanding Plan Benefits"). On February 25, 1998, the Compensation Committee of the Company's Board of Directors authorized an increase in the total number of shares for which options may be granted to 503,225 shares, subject to changes in capitalization. This increase of 126,225 shares from the 377,000 shares approved in 1997 is subject to shareholder approval. There have been no other modifications to the Plan.

    Set forth below is a summary of the Plan. This summary is not complete and is qualified in its entirety by the terms of the Plan.

    Under the Plan, no employee may be granted options for more than 125,000 shares in any one calendar year. Shares subject to issuance under the Plan may be authorized and unissued or treasury shares of the Company's common stock. The Company plans to reserve its treasury shares for use under the Plan.

    Options granted under the Plan are evidenced by written agreements ("Plan Agreements"). Unless otherwise provided for under a Plan Agreement: i) options granted on or prior to June 30, 1997 will become fully exercisable on January 1, 1999 (but may not be exercised prior to that date); ii) all other options granted will become fully exercisable on the third anniversary of the date of grant (but may not be exercised prior to that date); iii) all options, once exercisable, shall remain fully exercisable through the day prior to the seventh anniversary of the date of grant, at which point they expire; and iv) unexercised options shall expire upon the grantee's termination of service with the Company, except for terminations due to death, disability, or termination by the Company other than for Cause (as defined in the Plan). If a grantee's service terminates by reason of death, disability, or if a grantee's service is terminated by the Company other than for Cause, options may be exercised notwithstanding such termination of employment until the date on which such options terminate or expire in accordance with the terms of the Plan and the Plan Agreement.

    The Plan is administered by the Compensation Committee of the Company's Board of Directors. It is intended that the Compensation Committee shall be "non-employee directors" within the meaning of Rule 16b-3 of the Exchange Act (hereinafter defined) and (ii) "outside directors" within the meaning of Section 162(m) of the Code (hereinafter defined). Subject to the terms of the Plan, the Compensation Committee will have authority to determine when and to whom to make grants under the Plan, the number of shares to be covered by the grants, the types and terms of options, and the exercise price of options and to prescribe, amend and rescind rules and regulations relating to the Plan. The Compensation Committee may, in its discretion, with the grantee's consent, cancel any award under the Plan and issue a new award in substitution therefor. In addition, the Plan provides that upon a change in control (as defined in the Plan), the Compensation Committee, in its discretion, may accelerate the exercisability of any outstanding options, provide for cash payment to the option grantees (which payment may be deferred by the Compensation Committee until the Expiration Date (as defined in the Plan)), or require any acquiring or successor corporation to assume the option or provide benefits of equivalent value to the option grantees.

    The Company's Board of Directors may amend, alter, suspend, discontinue or terminate the Plan at any time, provided that no such modification shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement. In addition, the Compensation Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any option, provided that no such modification that would impair the rights of any grantee or beneficiary of an outstanding option shall be effective without the consent of the person to whom such award was made.

OUTSTANDING PLAN BENEFITS

    The following table provides information with respect to outstanding option grants to the Named Executive Officers and other participants in the Plan as of May 15, 1998.

                                                                                                        NUMBER OF
                                                                                                         SHARES
                                                         1996 STOCK OPTION PLAN                        UNDERLYING
NAME                                                       PRINCIPAL POSITION                            OPTIONS
---------------------------------  ------------------------------------------------------------------  -----------
Hiromasa Yokoi                     Vice Chairman of the Board, CEO and President                           46,220
Manuel Fernandez                   Executive Vice President and Chief Operating Officer, Worldwide         20,300
                                   Language Instruction
Robert Minsky                      Executive Vice President, Corporate Planning and Marketing              20,300
Susumu Kojima                      Executive Vice President, Asia Division                                 18,320
Henry D. James                     Executive Vice President and Chief Financial Officer                    20,300

All executive officers as a group (13 in number)                                                          216,740
Non-executive director group (5 in number)                                                                102,750
Non-executive officer employee group (5 in number)                                                         43,460
Total participants (108 in number)                                                                        373,390

    Included with the non-executive director group is Soichiro Fukutake, Chairman of the Board of Directors. 50,000 of Mr. Fukutake's 100,750 options have been granted in exchange for the complete relinquishment by Mr. Fukutake of all benefits under the SERP. These 50,000 options are not exerciseable prior to January 1, 1999, and expire on January 1, 2000.

FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE 1996 STOCK OPTION PLAN

    The following is a summary of the Federal income tax consequences of the grant and exercise of options awarded under the Plan, and the disposition of shares purchased pursuant to the exercise of such stock options. This summary is intended to reflect the current provisions of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address state and local tax considerations.

    All options under the Plan are intended to be "nonqualified" stock options ("NSOs") subject to Section 83 of the Code and are entitled to special tax treatment under Section 422 of the Code. No income will be realized by an optionee upon grant of an NSO. Upon exercise of an NSO, the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price (the "Spread") at the time of exercise. The Spread will be deductible by the Company for federal income tax purposes subject to the possible limitation on deductibility under sections 280G and 162(m) of the Code of compensation paid to executives designated in these sections. The optionee's tax basis in the underlying shares acquired by exercise of an NSO will equal the exercise price plus the amount taxable as compensation to the optionee. Upon sale of the shares received by the optionee upon exercise of the NSO, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The optionee's holding period for shares acquired pursuant to the exercise of an NSO will begin on the date of exercise of such option.

    Pursuant to currently applicable rules under section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the grant of an option (and not its exercise) to a person who is subject to the reporting and short-swing profit provisions under section 16 of the Exchange Act (a "Section 16 Person") begins the six-month period of potential short-swing liability. The taxable event for the exercise of an option that has been outstanding at least six months ordinarily will be the date of exercise. If an option is exercised by a Section 16 Person within six months after the date of grant, however, taxation ordinarily will be deferred until the date which is six months after the date of grant, unless the person has filed a

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
timely election pursuant to section 83(b) of the Code to be taxed on the date of exercise. Pursuant to a recent amendment to the rules under Section 16(b) of the Exchange Act, the six-month period of potential short-swing liability may be eliminated if the option grant (i) is approved in advance by the Company's board of directors (or a committee comprised solely of two or more non-employee directors) or (ii) approved in advance, or subsequently ratified by the Company's shareholders no later than the next annual meeting of shareholders. Consequently, the taxable event for the exercise of an option that satisfies either of the conditions described in clauses (i) or (ii) above will be the date of exercise.

    The payment by an optionee of the exercise price, in full or in part, with previously acquired shares will not affect the treatment of the exercise described above. No gain or loss generally will be recognized by the optionee upon the surrender of the previously acquired shares to the Company, and shares received by the optionee, equal in number to the previously surrendered shares, will have the same tax basis as the shares surrendered to the Company and will have a holding period that includes the holding period of the shares surrendered. The value of shares received by the optionee in excess of the number of shares surrendered to the Company will be taxable to the optionee. Such additional shares will have a tax basis equal to the fair market value of such additional shares as of the date ordinary income is recognized, and will have a holding period that begins on the date ordinary income is recognized.

    The foregoing constitutes a brief summary of the principal Federal income tax consequences of the transactions based on current Federal income tax laws. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences. Grantees in the Plan are urged to consult their own tax advisors with respect to the consequences of their participation in the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES AUTHORIZED UNDER THE COMPANY'S 1996 STOCK OPTION PLAN FROM 377,000 TO 503,225.

            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

    On February 25, 1998, upon recommendation of the Audit Committee, the Board of Directors selected Deloitte & Touche LLP to serve as independent accountants of the Company for 1998. The Board of Directors proposes and recommends that the shareholders ratify the selection of the firm of Deloitte & Touche LLP to serve as independent accountants of the Company for 1998. Deloitte & Touche LLP has served as the Company's independent accountants since 1993.

    Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of Deloitte & Touche LLP to audit the Company's consolidated financial statements for the current year. A representative of Deloitte & Touche LLP will attend the Meeting, and will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 1998.

                                 VOTE REQUIRED

    Under the NYBCL, approval of each nominee for director requires the affirmative vote of a plurality of the shares of Common represented and entitled to be voted at the Meeting.

    The vote occurring at the Meeting will be overseen by an inspector. The inspector's duties include determining the number of shares represented at the Meeting, counting all votes and ballots and certifying the determination of the number of shares represented and the outcome of the balloting. The aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting will be counted for purposes of determining the minimum number of affirmative votes required for the election of directors and for the ratification of appointment of auditors. Thus, an abstention from voting will have the same effect as a vote against matters that are to be voted on at the Meeting.

       SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS

    Appropriate proposals from shareholders intending to be present at the 1999 annual meeting of shareholders must be received by the Company for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting on or before December 31, 1998.

                                 MISCELLANEOUS

    The Company will bear all of the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by a personal interview, telephone and telegram by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the shares of Common held of record by such persons and entities and will be reimbursed for their reasonable expenses incurred in connection with forwarding such materials.

    Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing your proxy promptly, no matter how large or how small your holdings may be.

    At the date of this Proxy Statement, management has no knowledge of any business, other than that described herein, which will be presented for consideration at the Meeting. In the event any other business is properly presented at the Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

    The information required under Item 401 of Regulation S-K with respect to executive officers of the Company is incorporated by reference herein to the section entitled "Executive Officers and Directors of the Registrant" set forth in part I of the Company's 1997 annual report on Form 10-K. The financial statements and schedules thereto included in the Company's 1997 annual report on Form 10-K are incorporated by reference herein.

    THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENT AND SCHEDULES THERETO, WILL BE MAILED UPON ORAL OR WRITTEN REQUEST, WITHOUT CHARGE, TO ANY SHAREHOLDER OF THE COMPANY. ALL SUCH REQUESTS SHOULD BE DIRECTED TO ROBERT C. HENDON, JR., COMPANY SECRETARY, BERLITZ INTERNATIONAL, INC., 400 ALEXANDER PARK, PRINCETON, NEW JERSEY, 08540, (609) 514-9650.

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